Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated April 17, 2017, with respect to the financial statements included in the Annual Report of Interleukin Genetics, Inc. on Form 10-K for the year ended December 31, 2016. We hereby consent to the incorporation by reference of said report in the Registration Statements of Interleukin Genetics, Inc. on Form S-3 (Nos. 333-163987, 333-83631, 333-53558, 333-56558, 333-101088 and 333-107782) and on Form S-8 (Nos. 333-47343, 333-67147, 333-32538, 333-62638, 333-118551, 333-176270, 333-184946, 333-190627 and 333-208094).

/s/ Grant Thornton LLP

Boston, Massachusetts
April 17, 2017